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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Clear Channel Communications, Inc.:

We hereby consent to the incorporation by reference in the registration statement on Form S-8 of Clear Channel Communications, Inc. filed on November 13, 2000 (Reg. No. 333-49702) of our report dated May 21, 2002, relating to the statements of net assets as of December 31, 2001 and 2000, the statement of changes in net assets available for benefits for the year ended December 31, 2001 and the supplemental schedule of assets held for investment purposes as of December 31, 2001, of the Clear Channel Outdoor, Inc. 401(k) Plan (formerly the Eller Media Company 401(k) Plan), which appears in the Annual Report on Form 11-K of the Clear Channel Outdoor, Inc. 401 (k) Plan dated June 27, 2002.

/s/ THE HANKE GROUP, P.C.

San Antonio, Texas
June 26, 2002